Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HWH INTERNATIONAL INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware (the “DGCL”)

HWH International Inc., a corporation organized and existing under and by virtue of the DGCL, does hereby certify as follows:

FIRST: That the Amended and Restated Certificate of Incorporation of the corporation is hereby amended by replacing Section 7.3 of Article VII with the following:

“Section 7.3 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders of the Corporation holding at least a majority of the outstanding voting stock of the Corporation.”

SECOND: That the foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: January 8, 2025

HWH INTERNATIONAL INC.

	By:	/s/ Rongguo Wei
	Name:	Rongguo Wei
	Title:	Chief Financial Officer